                                                                     EXHIBIT 2.3

LOIS J. SCHIFFER
Assistant Attorney General
Environment & Natural Resources Division

WILLIAM D. BRIGHTON, Assistant Chief
THOMAS SWEGLE, Senior Lawyer
ALAN TENENBAUM, Senior Lawyer
Environmental Enforcement Section
1425 New York Avenue, N.W.
Washington, DC  20005

ALAN BURROW
Assistant U.S. Attorney
District of Idaho
P.O. Box 32
Boise, ID  83707

                       IN THE UNITED STATES DISTRICT COURT
                            FOR THE DISTRICT OF IDAHO

------------------------------
                              )
UNITED STATES OF AMERICA,     )        No. 96-0122-N-EJL
                              )
              Plaintiff,      )        No. 91-0342-N-EJL
                              )
     v.                       )
                              )
ASARCO INCORPORATED, et. al,  )
                              )
              Defendants.     )
                              )
------------------------------)
                              )
   and Consolidated Case.     )
                              )
------------------------------)

                 PARTIAL CONSENT DECREE WITH SUNSHINE MINING AND
               REFINING COMPANY AND SUNSHINE PRECIOUS METALS, INC.

PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 1

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                                  I. BACKGROUND

         1. This Partial Consent Decree (the "Consent Decree") is entered into by plaintiffs the United States of America (the "United States") and the Coeur d'Alene Tribe (the Tribe") (collectively "Plaintiffs") , defendants Sunshine Mining and Refining Company ("Mining") and Sunshine Precious Metals, Inc. ("Metals"") , and two subsidiaries of Mining, Sunshine Exploration, Inc. ("Exploration") and Sunshine Argentina, Inc. ("Argentina") (collectively "Sunshine").

         2. The United States has filed a Second Amended Complaint against Mining and Metals and other defendants in Case Number CIV-96-0122-N-EJL (D. Idaho), seeking (1) recovery under Section 107 of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.
Section 9607, of response costs incurred or to be incurred by the United States Environmental Protection Agency ("EPA") or other federal agencies with respect to the Bunker Hill Facility (as defined in the Second Amended Complaint) in the Coeur d'Alene River Basin (the "Basin") in northern Idaho; and (2) damages under Sections 107(a)(4) and 107(f) of CERCLA , 42 U.S.C. Section 9607(a)(4) & (f), and Section 311(f) of the Clean Water Act ("CWA"), 33 U.S.C. Section 1321(f), for injury to, destruction of, or loss of natural resources at the Bunker HILL Facility as a result of releases of hazardous substances.

         3. The Tribe has filed a First Amended Complaint against Mining, Metals, and other defendants in Case Number CIV-91-0342-N-EJL (D. Idaho), seeking damages for injury to, destruction of, or loss of natural resources at the Bunker Hill Facility under Section 107 of CERCLA.

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         4. Mining and Metals are parties to a consent decree in United States
v. ASARCO, CIV-94-0206-N-HLR (D. Idaho) (the "1994 Consent Decree") that was approved by the Court on November 17, 1994, among the United States, the State of Idaho, and other parties and that obligates Mining and Metals, among others, to perform certain remediation work in the populated areas of the Bunker Hill Superfund Site, which is a twenty-one square mile area within the Facility.

         5. Mining, Metals, Exploration, and Argentina each have filed a petition under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Delaware (the "Delaware Bankruptcy Court") to reorganize their affairs, and in connection therewith Sunshine seeks to discharge certain liabilities including the existing and alleged obligations to the United States and the Tribe described in Paragraphs 2-4 above. The Delaware Bankruptcy Court has authorized Sunshine to enter into this Consent Decree and has confirmed a reorganization plan for Sunshine (the "Reorganization Plan") subject to the condition that the Consent Decree will be presented to this Court for approval, after an opportunity for public review and comment, and the Plan will not become effective unless and until this Court enters the Consent Decree.

         6. Sunshine does not admit to any liability arising out of the transactions or occurrences alleged in the United States' Second Amended Complaint or the Tribe's First Amended Complaint.

         7. The United States, the Tribe, and Sunshine agree, and this Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith,

PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 3

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that settlement of this matter will avoid prolonged and complicated litigation between the Parties, and that this Consent Decree is fair, reasonable, and in the public interest.

         THEREFORE, with the consent of the Parties to this Decree, it is ORDERED, ADJUDGED, AND DECREED:

                                II. JURISDICTION

         8. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. Sections 1331, 1345, and 1355, 42 U.S.C. Sections
9607 and 9613(b), and 33 U.S.C. Section 1321(n), and also has personal jurisdiction over Mining and Metals. Solely for the purposes of this Consent Decree, Sunshine Argentina, Inc. and Sunshine Exploration, Inc. consent to the jurisdiction of this Court. Sunshine consents to and shall not challenge the entry of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.

                               III. PARTIES BOUND

         9. This Consent Decree is binding upon the United States, the Tribe, and upon Sunshine and Sunshine's successors and assigns, which after the Reorganization Plan becomes effective will include Reorganized Mining and Reorganized Metals. Any change in ownership or other legal status (including corporate, partnership, joint venture, or otherwise), including but not limited to, any transfer of assets or real or personal property, shall in no way alter the status or responsibilities of Sunshine under this Consent Decree. Sunshine agrees to provide its successors and assigns written notice of this Consent Decree and to provide to the United States and the Tribe, in accordance with
Section XIX (Notices and Submissions) of this Consent Decree, notice of such transfer to successors or assigns promptly upon closing or announcement of the transfer.


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                                 IV. DEFINITIONS

         10. Unless otherwise expressly provided herein, terms used in this Consent Decree which are defined in: (1) CERCLA or in regulations promulgated under CERCLA, or (2) the CWA or in regulations promulgated under the CWA, shall have the meaning assigned to them in CERCLA or the CWA or their associated regulations. Whenever terms listed below are used in this Consent Decree or in any appendix attached hereto, the following definitions shall apply:

                  a. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq.

                  b. "Coeur d'Alene Basin" or "Basin" shall mean the watershed of the Coeur d'Alene River and its tributaries and Lake Coeur d'Alene.

                  c. "Consent Decree" shall mean this Partial Consent Decree and all appendices attached hereto. In the event of conflict between the Consent Decree and any appendix, the Consent Decree shall control.

                  d. "Day" shall mean a calendar day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

                  e. "EPA" shall mean the United States Environmental Protection Agency and any successor departments, agencies or instrumentalities of the United States.

                  f. "EPA Hazardous Substance Superfund" shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. Section 9507.

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DEFENDANTS IN U.S. v. ASARCO - PAGE 5

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                  g. "Facility" or "Bunker Hill Facility" shall mean the area identified as the "Bunker Hill Facility" in the Second Amended Complaint filed by the United States in this case, CIV-96-0122-N-EJL, which area may be described generally as encompassing (1) the South Fork of the Coeur d'Alene River and its tributaries, and their flood plains; (2) the main stem of the Coeur d'Alene River and its flood plain, including the lateral lakes and associated wetlands; and (3) Lake Coeur d'Alene.

                  h. "Federal Trustees" shall mean the Secretary of Agriculture ("USDA") and the Secretary of the Interior ("DOI").

                  i. "Future response costs" shall mean all costs, including but not limited to, direct and indirect costs, that the United States or the Tribe will incur or pay for response actions in connection with the Facility, on or after the date of lodging of this Consent Decree.

                  j. "Interest" shall mean interest at the current rate specified for interest on investments of the Hazardous Substance Superfund established by 26 U.S.C. Section 9507, compounded on a daily, monthly or annual basis.

                  k. "Metals" shall mean defendant Sunshine Precious Metals, Inc. and the reorganized entity of that name ("Reorganized Metals") existing after the effective date of the Reorganization Plan.

                  l. "Mining" shall mean defendant Sunshine Mining and Refining Company and the reorganized entity of that name ("Reorganized Mining") existing after the effective date of the Reorganization Plan.

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DEFENDANTS IN U.S. v. ASARCO - PAGE 6

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                  m. "Natural resource damages" shall mean all damages
recoverable under Section 107 of CERCLA, Section 311(f) of the Clean Water Act, or any other statute providing a similar cause of action on behalf of the public for injury to, destruction of, or loss of natural resources at the Facility under the trusteeship of DOI, USDA, or the Tribe, including the costs of restoring, replacing or acquiring the equivalent of such natural resources; compensation for interim losses to the public during the time the resources have been or continue to be injured; and all reasonable costs of assessing such damages.

                  n. "1994 Consent Decree" shall mean the Consent Decree entered on November 17, 1994, in United States v. ASARCO, Case No. CIV-94-0206-N-HLR (D. Idaho).

                  o. "Owned/Operated Property" shall mean all parcels of real property in the United States owned or controlled by Sunshine on or after December 5, 2000.

                  p. "Paragraph" shall mean a portion of this Consent Decree identified by an arabic numeral or an upper or lower case letter.

                  q. "Parties" shall mean the United States, the Tribe and Sunshine.

                  r. "Past Response Costs" shall mean all costs, including but not limited to, direct and indirect costs, that the United States or the Tribe has incurred and paid for response actions in connection with the Facility, exclusive of response actions under the 1994 Consent Decree, prior to the date of the lodging of this Consent Decree and any accrued interest on such costs.

                  s. "Plaintiffs" shall mean the United States and the Tribe.

                  t. "Property Trustee" shall mean the person designated to perform the trustee duties with respect to the Scheduled Real Property specified in Paragraphs 20 and 21.

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                  u. "Reorganization Plan" shall mean the Third Amended Joint
Chapter 11 Plan of Reorganization in In Re: Sunshine Mining and Refining Company et al, Jointly Administered, CIV No. 00-3409 (MFW), in the United States Bankruptcy Court for the District of Delaware.

                  v. "Scheduled Real Property" shall mean the real property described in Exhibit C to this Consent Decree, which is currently owned by Sunshine and is subject to conveyance under Paragraph 22. The Scheduled Real Property is depicted approximately on the maps in Exhibit B.

                  w. "Section" shall mean a portion of this Consent Decree identified by a Roman numeral.

                  x. "SSM Site" shall mean the Silver Summit Mine Property (also known as the Consil Mine Site) currently owned by Metals and depicted on Exhibit D to this Consent Decree.

                  y. "Sunshine" shall mean Mining, Metals, Sunshine Exploration, Inc., and Sunshine Argentina, Inc., and their successors.

                  z. "Sunshine Mine" shall mean the underground mine and metallurgical surface and other facilities of Metals in the Coeur d'Alene Mining District, Shoshone County, Idaho.

                  aa. "Tribe" shall mean the federally-recognized Indian Tribe known as the Coeur d'Alene Tribe, including its departments, agencies and instrumentalities.

                  bb. "United States" shall mean the United States of America, including its departments, agencies and instrumentalities.

                  cc. "Work" shall mean all actions by Metals required under
Section VII of this Consent Decree.

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DEFENDANTS IN U.S. v. ASARCO - PAGE 8

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                             V. STATEMENT OF PURPOSE

         11. By entering into this Consent Decree, the mutual objective of the Parties is to achieve a fair and reasonable resolution (subject to the reservations specified herein) of the claims by the United States and the Tribe against Sunshine in these actions, and of all potential claims or counterclaims by Sunshine against the United States or the Tribe relating to the Facility, taking into account the financial circumstances of Sunshine and the claims of other Sunshine creditors in Sunshine's bankruptcy reorganization proceedings.

              VI. PAYMENTS AND OTHER CONSIDERATION FOR RESPONSE AND
                                RESTORATION COSTS

         12. Warrants. On the effective date of the Reorganization Plan, Mining shall provide to the Plaintiffs warrants to purchase a total of 9.95% of Reorganized Mining's common stock (the "Warrants"). The Warrants shall (i) have a strike price equal to the strike price of the management options provided under the Reorganization Plan based on an equity value of Reorganized Mining of $33.0 million,(1) (ii) include a cashless exercise feature, (iii) terminate on he tenth (10th) anniversary of the effective date of the Reorganization Plan,
(iv) be exempt from initial registration pursuant to 11 U.S.C. Section 1145, (v) be freely transferrable to any other entitY AT any time, and (vi) be subject to ordinary terms and conditions, including standard anti-dilution language, of warrants of this nature reasonably acceptable to Sunshine, the United States, and the Tribe.

         13. Mining shall deliver the Warrants to the United States, for the benefit of EPA, the Federal Trustees, and the Tribe, in accordance with instructions to be provided by Plaintiffs


----------

     (1) By way of example only, if Reorganized Mining has 10 million shares of common stock outstanding, the strike price of the Warrants would be $3.30 each.

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following the lodging of this Consent Decree. Sale or exercise of the Warrants shall only be by agreement of the United States and the Tribe. Funds obtained through the sale or exercise of the Warrants shall be used, in such proportions as Plaintiffs jointly determine following the entry of this Consent Decree, only
(a) by or at the direction of EPA to pay for the costs of response actions at the Facility after the effective date of this Consent Decree; or (b) by the Federal Trustees and/or the Tribe to pay for the costs of planning or implementing actions to restore, replace, or acquire the equivalent of natural resources at the Facility that have been injured as a result of releases of hazardous substances, or to reimburse the Federal Trustees' or the Tribe's assessment costs.

         14. Net Smelter Return ("NSR") Payment. Commencing on the effective date of the Reorganization Plan, Metals shall pay to the United States and the Tribe, in the manner described below, a quarterly payment, payable on or before the thirtieth (30th) day (the "due date") after the conclusion of each quarter, equal to a percentage of the Net Smelter Returns (the "NSR") from all mining by Metals anywhere in the United States on properties in which Metals currently has an interest and all mining by any Sunshine entity from the Sunshine Mine or within one-mile of the current boundaries of the properties within the Basin in which Metals currently has an interest, which property is approximately depicted on the three maps attached as Exhibit B hereto (the "NSR Area"), in accordance with the following (the "NSR Interest"):

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DEFENDANTS IN U.S. v. ASARCO - PAGE 10

                    SILVER PRICE NSR
                    AVERAGE                   ROYALTY
                    ----------------          -------
                    $0-5.99                   0%
                    $6.00-$6.99               1%
                    $7.00-$7.49               2%
                    $7.50-$7.99               2.5%
                    $8.00-$8.49               3%
                    $8.50-$8.99               4%
                    $9.00-$9.49               5%
                    $9.50-$9.99               6%
                    $10.00 and over           7%

         15. Within thirty (30) days of the effective date of this Consent Decree, Metals shall record the NSR Interest by a royalty deed substantially in the form attached as Exhibit A as an encumbrance on the Sunshine Mine and on the mineral rights retained by Metals in the properties described in Exhibit B. Sunshine shall similarly record any other royalty payment obligations that may spring into effect pursuant to Paragraph 13 when, and if, a Sunshine entity acquires additional property or mineral rights within the NSR Area. Sunshine may sell or lease the Sunshine Mine or any other property or mineral rights within the NSR Area only subject to the NSR Interest. The United States and Tribe agree to negotiate in good faith with such prospective purchaser to cash out the NSR Interest if the purchaser or Sunshine or an affiliate so requests; provided, that, the decision to accept such cash out will remain in the sole discretion of the holder of the NSR Interest.

         16. With each quarterly NSR payment, Sunshine, shall furnish a calculation sheet detailing the calculation of the payment amount. This calculation will include the relevant silver prices, production quantities, and NSR factors, along with source materials and references supporting the

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computations. In the event Sunshine fails to make a NSR payment by the due date,
Sunshine shall pay Interest from the due date until full payment has been made.

         17. Any metal produced through the re-working of old tailings, waste rock, re-processing, or by any other means shall be included in the produced ounces, pounds, or tons for purposes of the NSR payment calculation.

         18. The NSR payments shall be used only (a) by or at the direction of EPA to pay for the costs of response actions at the Facility after the effective date of this Consent Decree; or (b) by the Federal Trustees and/or the Tribe to pay for the costs of planning or implementing actions to restore, replace, or acquire the equivalent of natural resources at the Facility that have been injured as a result of releases of hazardous substances, or to reimburse the Federal Trustees' or the Tribe's assessment costs. NSR payments may be allocated between response costs and restoration or assessment costs as jointly determined by Plaintiffs, and Metals shall direct such payments in accordance with written instructions signed by the United States and the Tribe. In the absence of such joint instructions, Metals shall deposit all NSR payments in an account established in the registry of the Court, for the benefit of the United States and the Tribe, pursuant to an Order to be issued under Rule 67 of the Federal Rules of Civil Procedure following the entry of this Consent Decree.

         19. Method of payment:

                  a. Payments to the United States shall be made by FedWire Electronic Funds Transfer ("EFT") to the U.S. Department of Justice account in accordance with instructions to be provided to Sunshine by the United States following the lodging of this Consent Decree. In general, Sunshine will be required in those instructions to divide each payment to the United States

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into specified percentages for EPA and the Federal Trustees and to transmit those percentages in accordance with current EFT procedures to each specified Federal account, referencing, and U.S.A.O. File Number ______ , DOJ Case #90-11-3-128/2, and either (i) EPA Region 10 and Site Spill ID #103D or (ii) DOI Account Number 14x5198 (NRDAR), Bunker Hill, Coeur d'Alene, Idaho, Sunshine, as appropriate. Any payments received by the Department of Justice after 4:00 p.m. Eastern Time shall be credited on the next business day. Sunshine shall send written notice to the United States that payment has been made in accordance with Section XIX (Notices and Submissions) and to the Following:

                  Regional Financial Management Officer
                  U.S. EPA Region 10
                  1200 Sixth Avenue
                  Seattle, Washington 98101

                  Department of the Interior
                  National Business Center
                  Division of Financial Management Services Branch of Accounting Operations (Mailstop 1313) 1849 C Street, N.W.
                  Washington, D.C. 20240

                  b. Payments received on behalf of EPA shall be deposited in the Coeur d'Alene Basin Special Account within the EPA Hazardous Substances Superfund, to be retained or used to conduct or finance response actions at or in connection with the Facility or to be transferred by EPA to the EPA Hazardous Substances Superfund.

         20. Payments to the Tribe shall be made by check payable to "Coeur d'Alene Tribe" and sent to:

                  Coeur d'Alene Tribe
                  Finance Department
                  850 A Street
                  P.O. Box 408
                  Plummer, Idaho 83851

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The payment shall reference the Tribe's "NRD Case No. 91-0341" and this Consent
Decree. Copies of check(s) sent pursuant to this Paragraph and any accompanying transmittal letter(s) shall be sent to the Tribe as provided in Section XIX (Notices and Submissions.

         21. Preservation and Conveyance of Land. This Consent Decree is conditioned on the understanding, and Metals represents and warrants, that commencing on November 20, 2000, Metals has preserved the real property described in Exhibit C (the "Scheduled Real Property") and depicted approximately on Exhibit B in its then-existing condition and has not conducted any timber-cutting or other activities that would significantly impair the Scheduled Real Property's ecological value, and that it will continue to so preserve the ecological value of the Scheduled Real Property.

         22. Within thirty (30) days after the effective date of the Consent Decree, Metals shall convey to an independent trustee (the "Property Trustee") approved by Plaintiffs all of its right, title, and interest in the Scheduled Real Property free and clear of all liens, claims and encumbrances (except for those permitted liens, claims or encumbrances that have been disclosed to and accepted by the United States and the Tribe); provided that (i) Metals will retain the mineral rights (the "Mineral Rights") to the Scheduled Real Property, subject to a covenant barring Metals from disturbing the surface of the Scheduled Real Property, (ii) Metals will retain access rights (the "Access Rights" and together with the Mineral Rights, the "Continuing Rights") to the Scheduled Real Property for the purpose of utilizing the Mineral Rights. Prior to making the conveyance required by this Paragraph, Sunshine shall obtain from Highwood Partners, L.P. and

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Stonehill Capital Management, LLC (the "Mortgagees") releases of their mortgages on the Scheduled Real Property, other than with respect to the Continuing
Rights, and a binding agreement subordinating the Mortgagees' remaining mortgage interests to the NSR Interest. The Property Trustee shall be required to convey the Scheduled Real Property to the United States or the Tribe, and/or to impose a conservation easement on such property, as described below, as partial compensation for injury to, destruction of, or loss of natural resources.

         23. Metals shall enter into an agreement with the Property Trustee which obligates the Property Trustee to hold title to the Scheduled Real Property for the benefit of Metals, the United States, and the Tribe, and to convey title in accordance with joint instructions from the United States and the Tribe, who will instruct the Property Trustee as to such conveyance within eighteen (18) months (the "Conveyance Time") of the Effective Date. The Property Trustee shall convey title to each of the Scheduled Real Properties to the United States or the Tribe as and when they jointly direct; or, if the United States and the Tribe so direct or the Conveyance Time has expired without direction to the Property Trustee from the United States and the Tribe, the Property Trustee shall reconvey title in one or more of the parcels of the Scheduled Real Properties (the "Reconveyed Properties") to Metals, subject to a conservation easement, in a form approved by Plaintiffs, that prevents uses of the Reconveyed Property that may impair the ecological value of such Reconveyed Property. Metals shall pay the reasonable fees and expenses of the Property Trustee incurred in connection with the duties of such trustee as described herein during the Conveyance Time.

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                            VII. WORK TO BE PERFORMED

         24. Cleanup Work. Metals shall conduct the following cleanup work at the Silver Summit Mine Site (also known as the Consil Mine Site) (the "SSM Site"): (i) test and characterize the barrels, drums, any other containers, and transformers at the SSM Site; (ii) if hazardous substances or physical hazards are found at the SSM Site, prepare and submit to EPA for review and approval a plan to address such hazardous substances or physical hazards, and implement the approved plan; and (c) restrict access to the SSM Site from the trail being constructed on the former Union Pacific railroad line, by such measures as securing buildings and installing fencing.

         25. Work Plan and Implementation: Within twenty (20) days after the effective date of this Consent Decree, Metals shall submit to EPA for approval a draft plan (the "Work Plan") for the Work at the SSM Site described in Paragraph 24 above. The draft Work Plan shall provide a description of, and an expeditious schedule for the Work. EPA, at its discretion subject to the provisions of this Consent Decree, may approve, disapprove, require revisions to, or modify the draft Work Plan. Metals shall implement the Work Plan as finally approved by EPA. Once approved, or approved with modifications, the Work Plan, the schedule, and any subsequent modifications shall be fully enforceable under this Consent Decree. Metals shall notify EPA prior to performing any activity pursuant to the EPA-approved Work Plan. Metals shall not undertake any work at the SSM Site pursuant to the Work Plan without prior EPA approval.

         26. Health and Safety Plan: Twenty (20) days after the effective date of this Consent Decree, Metals shall submit for EPA review and comment a plan that ensures the protection of the public health and safety during performance of the Work required pursuant to this Consent Decree. This plan shall be prepared in accordance with current EPA guidelines and shall comply with all current applicable Mine Safety and Health Administration regulations. Metals shall incorporate all

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changes to the plan recommended by EPA, and implement the plan during the performance of the activities at the SSM Site.

         27. Quality Assurance Plan: All sampling and analysis performed pursuant to this Consent Decree shall conform to EPA direction, approval, and guidance regarding sampling, quality assurance/quality control (QA/QC), data validation, and chain of custody procedures. Metals shall ensure that any laboratory used to perform analysis complies with EPA's Contract Laboratory Program (CLP). Metals shall submit to EPA the results of all sampling or tests and all other data collected or generated by or on behalf of Metals in connection with this Consent Decree to EPA within twenty (20) days of receipt by Metals.

         28. Upon request by EPA, Metals shall have a CLP-compliant laboratory analyze samples submitted by EPA for quality assurance monitoring. Upon request by EPA, Metals shall provide to EPA the QA/QC procedures followed by all sampling teams and laboratories performing data collection and/or analysis.

         29. Upon request by EPA, Metals shall provide to EPA or its authorized representative split or duplicate samples of any samples collected by Metals while performing activities at the SSM Site. Metals shall notify EPA not less than ten (10) days in advance of any sample collection activity. EPA shall have the right to take any additional samples that it deems necessary.

         30. Prior to any off-site shipment of waste material from the SSM Site to an out-of-state waste management facility, unless the total of all such shipments will not exceed ten cubic yards, Metals shall provide written notification of the shipment to the appropriate state environmental official in the receiving facility's state and to EPA. Metals shall include in the written notification the following information, where available: (1) the name and location of the facility to which

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the waste material is to be shipped; (2) the type and quantity of the waste material to be shipped; (3) the expected schedule for the shipment of the waste material; and (4) the method of transportation. Metals shall notify the state in which the planned receiving facility is located of major changes in the shipment plan, such as a decision to ship the waste material to another facility within the same state, or to a facility in another state.

         31. Progress Reports: Beginning thirty (30) days after the effective date of this Consent Decree, Metals shall submit written progress reports to EPA concerning cleanup activities undertaken pursuant to this Consent Decree until such activities are fully completed . These progress reports shall be submitted every thirty (30) days during the cleanup activities at the SSM Site. These progress reports shall describe all significant developments during the preceding period; work performed and problems encountered; the actual work completed and any problems encountered in completing the work; the developments anticipated and the work scheduled during the next reporting period; and a schedule of completion for the unfinished work from the preceding period and work to be performed, anticipated problems and planned resolutions of past and anticipated problems. Each of these reports shall be submitted within forty-eight (48) hours of the end of each corresponding reporting period. Progress reports may be transmitted by fax followed by first class mail.

         32. Final Report. Within thirty (30) days after completion of the Work required pursuant to this Consent Decree, Metals shall submit for EPA review and approval a final report summarizing the actions taken to comply with this Consent Decree. The final report shall include a good faith estimate of total costs or a statement of actual costs incurred in performing the Work, a detailed description of all work performed, a presentation of analytical results of all sampling and

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


analysis performed, and accompanying appendices containing all relevant documentation generated during performance of the Work (e.g., manifests, invoices, bills, contracts, and permits). The final report shall also include the following certification signed by a person who supervised or directed the preparation of that report:

         "Under penalty of law, I certify that to the best of my knowledge, after appropriate inquiries of all relevant persons involved in the preparation of the report, the information submitted is true, accurate, and complete in all material respects. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations."

         33. Emergency Response and Notification of Releases: If any incident, or change in conditions, during activities conducted pursuant to this Consent Decree causes or threatens to cause an additional release of hazardous substances from the SSM Site or an endangerment to the public health, welfare, or the environment, Metals shall immediately take all appropriate action in order to abate or minimize such release or endangerment caused or threatened by the release. Metals shall also immediately notify EPA of the incident or change in conditions. Metals shall submit a written report to EPA within seven (7) days after each release, setting forth the events that occurred and the measures taken or to be taken to mitigate any release or endangerment caused or threatened by the release and the measures to prevent the reoccurrence of such a release.

                           VIII. STIPULATED PENALTIES

         34. In the event that any Sunshine entity fails to comply with any requirement applicable to it under Paragraphs 12-15 of this Consent Decree, or in the event Metals fails to perform the Work required under Section VII properly by the deadlines set forth in that Section or in the plans approved by EPA under that Section, the relevant Sunshine entity shall pay to EPA and the Tribe stipulated penalties in the following amounts for each day of every such violation:

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



         Period of Noncompliance     Penalty Per Violation Per Day
         -----------------------     -----------------------------
         1st through 30th day               $    200
         31st through 60th day              $    750
         Beyond 60 days                     $  2,500

One-half of the above amounts shall be payable to EPA and one-half to the Tribe.

         35. In the event that Metals fails to comply with any requirement applicable to it in Paragraph 21-23 of this Consent Decree (Preservation and Conveyance of Land), Metals shall pay to the United States and the Tribe stipulated penalties in the following amounts for each day of each and every violation of said requirements:

         Period of Noncompliance     Penalty Per Violation Per Day
         -----------------------     -----------------------------
         1st through 30th day               $    200
         31st through 60th day              $    750
         Beyond 60 days                     $  2,500

One-half of the above amounts shall be payable to the United States and one-half to the Tribe.

         36. Stipulated penalties shall begin to accrue on the day that performance is due or noncompliance occurs, and shall continue to accrue through the final day of correction of the noncompliance, provided, however, that if a dispute under this Consent Decree is submitted to the Court for resolution in accordance with Section IX, stipulated penalties shall not accrue with respect to the disputed obligation during the period, if any, beginning on the date of the Court's receipt of the final submission regarding the dispute until the date the Court issues a final decision on the dispute. Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Consent Decree.

         37. All penalties due to EPA, the United States, or the Tribe under this Section shall be paid within thirty (30) days of receipt by Sunshine of notification of noncompliance. Interest shall begin to accrue on the unpaid balance at the end of the 30-day period.

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

         38. a. Stipulated penalties due to EPA under this Section shall be paid by certified or cashier's check made payable to "EPA Hazardous Substances Superfund," shall be mailed to: Mellon Bank, EPA Region 10, ATTN: Superfund Accounting, P.O. Box 360903M, Pittsburgh, Pennsylvania 15251; shall indicate that the payment is for stipulated penalties, and shall reference the EPA Region and Site/Spill ID #102D, DOJ Case Number 90-11-3-128/2, and the name and address of the party making payment.

          b. Stipulated penalties due to the United States shall be paid by electronic funds transfer in accordance with instructions to be provided by the Financial Litigation Unit of the U.S. Attorney's Office for the District of Idaho, referencing U.S.A.O. File #_____ and DOJ Case #90- 11-3-128/2 and indicating that the payment is for stipulated penalties.

          c. Stipulated penalties due to the Tribe shall be paid by check payable to "Coeur d'Alene Tribe" and sent to:

                  Coeur d'Alene Tribe
                  Finance Department
                  850 A Street
                  P.O. Box 408
                  Plummer, Idaho 83851

and shall indicate that the payment is for stipulated penalties and shall reference the Tribe's "NRD Case No. 91-0341" and this Consent Decree. Copies of check(s) paid pursuant to this Section, and any accompanying transmittal letter(s), shall be sent to the United States and the Tribe as provided in
Section XIX (Notices and Submissions), and to Regional Financial Management Officer, Environmental Protection Agency, 1200 6th Avenue, MD-149, Seattle, Washington 98102.

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

         39. The payment of stipulated penalties shall not alter in any way Metals' obligation to complete the performance of the Work or any other obligations of Sunshine under this Consent Decree.

         40. Nothing in this Consent Decree shall be construed as prohibiting, altering, or in any way limiting the ability of the United States or the Tribe to seek any other remedies or sanctions available to enforce Sunshine's obligations under this Consent Decree, including, but not limited to, contempt and/or penalties pursuant to Section 122(l) of CERCLA; provided, however, that the United States shall not seek civil penalties pursuant to Section 122(l) of CERCLA for any violation for which a stipulated penalty is provided herein, except in the case of a willful violation of the Consent Decree. Notwithstanding any other provision of this Section, EPA, the United States, or the Tribe may, in its unreviewable discretion, waive any portion of stipulated penalties that are due to it under this Consent Decree.

                             IX. DISPUTE RESOLUTION

         41. Unless otherwise expressly provided for in this Consent Decree or otherwise agreed in writing by the Parties with respect to a particular dispute, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree. However, the procedures set forth in this Section shall not apply to actions by the United States to enforce obligations of Sunshine that have not been disputed in accordance with this Section.

         42. Any dispute which arises under or with respect to this Consent Decree shall in the first instance be the subject of informal negotiations between the parties to the dispute. The period for informal negotiations shall not exceed 30 days from the time the dispute arises, unless it is modified

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

by written agreement of the parties to the dispute. The dispute shall be considered to have arisen when one party sends the other parties a written Notice of Dispute.

         43. In the event that the parties cannot resolve a dispute by informal negotiations under the preceding Paragraph, then the position advanced (a) by EPA on any dispute relating to the Work or (b) by Plaintiffs on any other disputed matter shall be considered binding unless, within ten (10) days after the conclusion of the informal negotiation period, Sunshine invokes the formal dispute resolution procedures of this Section by serving on the United States and the Tribe a written Statement of Position on the matter in dispute, including, but not limited to, any factual data, analysis or opinion supporting that position and any supporting documentation relied upon by Sunshine.

         44. Disputes relating to the Work. With respect to any dispute relating to the Work, following receipt of Metals' Statement of Position, the Director of the Office of Environmental Cleanup, EPA Region 10, will issue a decision resolving the dispute. The Office of Environmental Cleanup Director's decision shall be binding on Metals unless, within fifteen (15) days of receipt of the decision, Metals files with the Court and serves on the parties a motion for judicial review of the decision setting forth the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of the Consent Decree. The United States may file a response to Metals' motion. In proceedings on any dispute relating to the Work, Metals shall have the burden of demonstrating that the EPA's position is arbitrary and capricious or otherwise not in accordance with the law.

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

         45. Other disputes. With respect to any dispute under this Consent Decree not relating to the Work, following receipt of Sunshine's Statement of Position, Plaintiffs shall serve upon Sunshine a written statement of their position on the dispute. The position of Plaintiffs shall be binding on Sunshine unless, within thirty (30) days after receipt of Plaintiffs' statement of position, Sunshine files with the Court and serves on Plaintiffs a motion for judicial review of the decision setting forth the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of the Consent Decree. Either or both of the Plaintiffs may file a response to Sunshine's motion Judicial review of any dispute governed by this Paragraph shall be governed by applicable principles of law.

         46. The invocation of formal dispute resolution procedures under this Section shall not extend, postpone or affect in any way any obligation of Sunshine under this Consent Decree, not directly in dispute, unless Plaintiffs agree or the Court rules otherwise. Except as provided in Paragraph 36 with respect to disputes submitted to the Court, stipulated penalties with respect to the disputed matter shall continue to accrue, but payment shall be stayed pending resolution of the dispute. Notwithstanding the stay of payment, stipulated penalties shall accrue (except as provided in Paragraph 36) from the first day of noncompliance with any applicable provision of this Consent Decree. Stipulated penalties shall be assessed and paid as provided in Section VIII (Stipulated Penalties), except that no penalty shall be paid to the extent Sunshine prevails on the disputed issue.

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

                      X. COVENANTS NOT TO SUE BY PLAINTIFFS

         47. Covenants Not To Sue By the United States. Except as specifically provided in Section XI (Reservation of Rights by Plaintiffs), the United States covenants not to sue or to take any administrative action against Sunshine under Sections 106 and 107 of CERCLA, 42 U.S.C. Sections 9606, 9607, Section 7003 of Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6973, Section 311(f) of the Clean Water Act, 33 U.S.C. Section 1321(f), or under any other statute providing a cause of action for natural resource damages on behalf of the public, for the performance of response actions or the recovery of past or future response costs or natural resource damages at the Facility. The United States further covenants not to sue or to take any administrative action against Sunshine to enforce any obligations of Sunshine to perform response actions or other work, or to pay any costs, under the 1994 Consent Decree.

         48. Covenant Not to Sue by the Tribe. Except as expressly provided in
Section XI, the Tribe covenants not to sue or to take administrative action against Sunshine for response costs or natural resource damages at the Facility or any other common law or statutory claim relating to the Facility.

                     XI. RESERVATION OF RIGHTS BY PLAINTIFFS

         49. Notwithstanding any other provision of this Consent Decree, the United States' and the Tribe's covenants not to sue set forth in Section X shall not apply to, and the United States and Tribe reserve all rights with respect to:
                  (i) liability of any Sunshine entity based on a failure by that entity to meet a requirement of the Consent Decree;

                  (ii) criminal liability;

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


                  (iii) liability of Sunshine within the actual boundaries of the Owned/Operated Property; and

                  (iv) liability for the actual disposal or discharge of hazardous substances by Sunshine at the Facility after the effective date of the Consent Decree and the Reorganization Plan; provided that the United States and the Tribe may use the reservations in (iii) and (iv) above only to pursue causes of action against a Sunshine entity that is an owner or operator of the property or facility giving rise to the liability or that meets the liability standards of Subsections (3) or (4) of Section 107(a) of CERCLA (arranger and transporter liability); and, so long as the Sunshine entities remain separate legal entities, the United States and the Tribe will not assert a cause of action relying on the reservations set forth in (iii) and (iv) above against any Sunshine entity based on a theory that it should be consolidated with or is the "alter ego" of the entity that owns or operates the relevant property or facility or arranged for the disposal or transported for disposal the relevant wastes (the "directly liable entity"), or on a theory of "piercing the veil" from the directly liable entity to such other Sunshine entity.

         50. Notwithstanding any other provision of this Consent Decree, the United States and the Tribe reserve, and this Consent Decree is without prejudice to, the right to re-institute or reopen these actions, or to commence new actions, if the certification made by Sunshine in Section XVII is misleading, false or materially incomplete.

                      XII. COVENANTS NOT TO SUE BY SUNSHINE

         51. Sunshine covenants not to sue and agree not to assert any claims or causes of action against the United States or the Tribe, their contractors or employees, with respect to the Facility or this Consent Decree, including but not limited to:

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


                  a. any direct or indirect claim for reimbursement from the Hazardous Substance Superfund based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. Sections 9606(b)(2), 9607, 9611, 9612, or 9613, or any
other provision of law;

                  b. any claim arising out of response actions at the Facility for which the Past or Future Response Costs were incurred; and

                  c. any claim against the United States pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. Sections 9607 and 9613, relating to the Facility.

         52. Nothing in this Consent Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. Section 9611, or 40 C.F.R. Section 300.700(d).

         53. Sunshine's covenant not to sue set forth above shall not apply in the event that the United States or the Tribe brings a cause of action against Sunshine pursuant to their reservations of rights in Section XI of this Consent Decree, but only to the extent arising from the same transaction or occurrences giving rise to the cause of action asserted by the United States or the Tribe pursuant to those reservations.

               XIII. EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

         54. Sunshine shall be entitled to protection from contribution actions or claims as provided by CERCLA Section 113(f)(2) for matters addressed by this Consent Decree. Matters addressed by the Consent Decree for purposes of contribution protection shall include all claims or causes of action under Sections 106 and 107 of CERCLA, Section 7003 of RCRA, and Section 311(f) of the Clean Water Act for injunctive relief, response costs, or natural resource damages

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

with respect to the Facility, except for any claim by ASARCO, Inc. or Hecla Mining Co. for money that it has actually expended prior to August 23, 2000, pursuant to the 1994 Consent Decree.

         55. To the extent that (a) CERCLA Section 113(f)(2) does not entitle Sunshine to contribution protection related to the Tribe's claims and causes of action against Sunshine, and/or (b) the claims and causes of action of the United States in CIV96-0122-N-EJL do not overlap with the claims and causes of action of the Tribe in CIV 91-0342-N-EJL, the Tribe agrees as follows: In the event the Tribe obtains a judgment of joint and several liability against or settles with any defendant or other parties which may be brought into CIV91-0342-N-EJL as defendants or third parties, then this Consent Decree shall operate to and will release Sunshine from any duty to contribute any pro rata share of any such judgment or settlement. Accordingly, with respect to the matters addressed in the immediately prior sentence, Sunshine will not be required to pay any amount in contribution, indemnification or under any other theory of recovery to any other parties.

         56. Nothing in this Consent Decree shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Consent Decree. The preceding sentence shall not be construed to waive or nullify any rights that any person not a signatory to this decree may have under applicable law. Each of the Parties expressly reserves any and all rights (including, but not limited to, any right to contribution), defenses, claims, demands, and causes of action which each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto.

         57. In accordance with Section 113(f)(2) of CERCLA, only the value of the consideration actually received by the United States or the Tribe under this Consent Decree, and not the total

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

amount of Sunshine's potential liability to the United States or the Tribe at the Facility, shall be credited by the United States or the Tribe to their respective accounts for the Facility.

         58. In any subsequent administrative or judicial proceeding initiated by the United States or the Tribe for injunctive relief, recovery of response costs, or other appropriate relief relating to the Facility, Sunshine shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the covenants not to sue set forth in
Section X (Covenants Not to Sue by Plaintiffs).

                                XIV. SITE ACCESS

         59. Commencing on the date of lodging of this Consent Decree, Metals agrees to provide the United States and its representatives, including EPA and its contractors, and the Tribe access at all reasonable times to the SSM Site which is determined by EPA to be required for the implementation of this Consent Decree, or for the purpose of conducting any response activity related to the SSM Site, including, but not limited to, the following:

                  a. Monitoring of investigation, removal, remedial, or other activities at the SSM Site;

                  b. Verifying any data or information submitted to the United States;

                  c. Conducting investigations relating to contamination at or near the SSM Site;

                  d. Obtaining samples, including, but not limited to, soils, sediments, surface waters, and groundwater samples;

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

                  e. Assessing the need for, planning, or implementing response actions at or near the SSM Site;

                  f. Inspecting and copying records, operating logs, contracts, or other documents maintained or generated by Sunshine or its agents, consistent with Section XIII (Access to Information); and

                  g. Assessing Metals' compliance with Section VII of this Consent Decree.

         60. Notwithstanding any provision of this Consent Decree, the United States retains all of its access authorities and rights, including enforcement authorities related thereto, under CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6927, and any other applicable statutes or regulations.

                            XV. ACCESS TO INFORMATION

         61. Sunshine shall provide to EPA and the Tribe, upon request, copies of all documents and information within their possession or control or that of their contractors or agents relating to activities at the Facility or to the implementation of this Consent Decree, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Work. Sunshine shall also make available to EPA, for purposes of investigation, information gathering, or testimony, their employees, agents, or representatives with knowledge of relevant facts concerning the performance of the Work. No claim of confidentiality or privilege shall be made with respect to any data, including, but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other documents or information to the extent they evidence conditions at or around the Facility.

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


                            XVI. RETENTION OF RECORDS

         62. Until 10 years after the effective date of this Consent Decree, Sunshine shall preserve and retain all records and documents now in its possession or control or which come into its possession or control that relate in any manner to the performance of the Work or liability of any person for response actions conducted and to be conducted at the Facility, regardless of any corporate retention policy to the contrary. Until 10 years after the effective date of this Consent Decree, Sunshine shall also instruct its contractors and agents to preserve all documents, records, and information of whatever kind, nature or description relating to the performance of the Work.

         63. At the conclusion of this document retention period, Sunshine shall notify the United States and the Tribe at least 90 days prior to the destruction of any such records or documents, and, upon request by the United States or the Tribe, Sunshine shall deliver any such records or documents to EPA or the Tribe. Sunshine may assert that certain documents, records and other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If Sunshine asserts such a privilege, they shall provide the Plaintiffs with the following: (1) the title of the document, record, or information; (2) the date of the document, record, or information; (3) the name and title of the author of the document, record, or information; (4) the name and title of each addressee and recipient; (5) a description of the subject of the document, record, or information; and (6) the privilege asserted by Sunshine. However, no documents, reports or other information created or generated pursuant to the requirements of the Consent Decree shall be withheld on the grounds that they are privileged.

         64. Sunshine hereby certifies that, to the best of its knowledge and belief, after thorough inquiry, it has not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information relating to its potential liability regarding the Facility since

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


notification of potential liability by the United States or the State or the filing of suit against it regarding the Site and that it has fully complied with any and all EPA requests for information pursuant to Section 104(e) and 122(e) of CERCLA, 42 U.S.C. Sections 9604(e) and 9622(e), and Section 3007 of RCRA, 42 U.S.C. Section 6927.

                              XVII. CERTIFICATIONS

         65. By signing this Consent Decree, Sunshine certifies that, to the best of its knowledge and belief, (a) the information that it has filed in connection with its reorganization proceedings in the Delaware District Court, or has otherwise provided to the United States or the Tribe, concerning its financial condition, operations, and assets (including its disclosures with respect to the existence of any insurance that may be applicable to Plaintiffs' claims and any encumbrances on the Scheduled Real Property) is true, accurate, and materially complete; and (b) in accordance with Paragraph 21 above, it has preserved the condition of the Scheduled Real Property and has not conducted any activity on that property that may significantly impair its ecological value, since November 20, 2000. In the event these certifications are found to be materially false, the Consent decree shall be voidable in Plaintiffs' sole discretion.

                      XVIII. NOTICE OF BUSINESS ACTIVITIES

         66. Within twenty-four (24) hours of issuing any press release, filing any report or notice with the Securities and Exchange Commission, or making any other information about Sunshine's business activities available to the public, Sunshine shall send a copy of the press release, report or notice, or other information to the United States and the Tribe.

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

                          XIX. NOTICES AND SUBMISSIONS

         67. Whenever, under the terms of this Consent Decree, notice is required to be given or a document is required to be sent by one party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Parties in writing. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of the Consent Decree with respect to the United States, EPA, the Federal Trustees, the Tribe and Sunshine, respectively.

As to the United States:

         Chief, Environmental Enforcement Section
         Environment and Natural Resources Division
         U.S. Department of Justice
         P.O. Box 7611
         Washington, D.C.  20044-7611
         Re: DJ # 90-11-3-128/2

         Director, Environmental Cleanup Office
         U.S. Environmental Protection Agency
         Region 10
         1200 Sixth Avenue
         Seattle, Washington 98101

         Regional Solicitor
         U.S. Department of the Interior
         500 NE Multnomah, Suite 607
         Portland, Oregon 97232

As to EPA:

         Anne Daily
         U.S. Environmental Protection Agency
         Region 10
         1200 Sixth Avenue
         Seattle, WA  98101

         Cara Steiner-Riley
         U.S. Environmental Protection Agency
         Region 10
         1200 Sixth Avenue
         Seattle, WA  98101


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

As to the Federal Trustees:

         Regional Director
         U. S. Fish and Wildlife Service
         911 NE 11th Ave.
         Portland, Oregon 97232

As to the Tribe:

         Chairman
         Coeur d'Alene Tribe
         P.O. Box 408
         Plummer, Idaho 83851

         Raymond C. Givens
         Givens, Funke and Work
         424 Sherman Avenue, Suite 308
         P.O. Box 969
         Coeur d'Alene, Idaho 83816

As to Sunshine:

         Fred M. Gibler
         Evans, Keane
         P.O. Box 659
         Kellogg, Idaho 83837

         William M. Davis
         Sunshine Mining & Refining Company
         5956 Sherry Lane, Suite 1621
         Dallas, Texas 75225


                          XX. RETENTION OF JURISDICTION

         68. This Court shall retain jurisdiction over this matter for the purpose of interpreting and enforcing the terms of this Consent Decree.

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


                         XXI. INTEGRATION AND APPENDICES

         69. This Consent Decree and its appendices and expressly incorporated documents constitute the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree. The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Consent Decree. The following appendices are attached to and incorporated into this Consent Decree:

                  Exhibit A: Form of Net Smelter Return Interest
                  Exhibit B: Sunshine Mineral Interests in the Basin Exhibit C: Scheduled Real Property
                  Exhibit D: SSM Site

                               XXII. MODIFICATION

         70. No material modification shall be made to this Consent Decree without written agreement of the Parties and approval of the Court. Modifications to the Consent Decree that do not materially affect its terms may be made by written agreement of the Parties; provided that any such agreement shall be filed with the Court. Modifications to the plans and schedules for performance of the Work required by Section VII may be made by written agreement between EPA and Metals, after providing the Tribe with a reasonable opportunity to review and comment on the proposed modification.

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DEFENDANTS IN U.S. v. ASARCO - PAGE 35

                XXIII. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

         71. Consistent with 42 U.S.C. Section 9622(d)(2), this Consent Decree shall be lodged with thE Court for a period of not less than 14 days for public notice and comment. The United States reserves the right to withdraw or withhold its consent to the Consent Decree if the comments regarding the Consent Decree disclose facts or considerations which indicate that the Consent Decree is inappropriate, improper, or inadequate. Sunshine consents to the entry of this Consent Decree without further notice.

         72. If for any reason this Court should decline to approve this Consent Decree in the form presented, this agreement is voidable at the sole discretion of any Party and the terms of the agreement may not be used as evidence in any litigation.

                               XIV. EFFECTIVE DATE

         73. The effective date of this Consent Decree shall be the date upon which it is entered by the Court.

                            XXV. SIGNATORIES/SERVICE

         74. Each undersigned representative of Sunshine or the Tribe and the Assistant Attorney General for the Environment and Natural Resources Division of the Department of Justice certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind such Party to this document.

         75. Sunshine hereby agrees not to oppose entry of this Consent Decree by this Court or to challenge any provision of this Consent Decree, unless the United States has notified Sunshine in writing that it no longer supports entry of the Consent Decree.

         76. Sunshine shall identify, on the attached signature page, the name and address of an agent who is authorized to accept service of process by mail on behalf of Sunshine with respect to

PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 36
all matters arising under or relating to this Consent Decree. Sunshine hereby agrees to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court, including but not limited to, service of a summons.

                              XXVI. FINAL JUDGMENT

         77. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment resolving all claims in these actions between and among the United States, the Tribe, and Sunshine, in accordance with its terms; provided that any party may apply to this Court, without filing a new action, for the purpose of enforcing the terms of the Consent Decree. The Court finds that there is no just reason for delay and therefore enters this Decree as a final judgment under Fed. R. Civ. P. 54 and 58.

              SO ORDERED THIS _______ DAY OF ________________, ____.



                                             -----------------------------------
                                                 Honorable Edward J. Lodge
                                                 United States District Judge

PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 37

THE UNDERSIGNED PARTIES enter into this Partial Consent Decree in the matter of United States v. ASARCO Incorporated, et al.


                                            FOR THE UNITED STATES OF AMERICA


Date:
      ---------------                       ------------------------------------
                                            LOIS J. SCHIFFER
                                            Assistant Attorney General
                                            Environment & Natural Resources
                                            Division


Date:
      ---------------                       ------------------------------------
                                            WILLIAM D. BRIGHTON, Assistant Chief
                                            THOMAS SWEGLE, Senior Lawyer
                                            ALAN TENENBAUM, Senior Lawyer
                                            Environmental Enforcement Section
                                            1425 New York Avenue, N.W.
                                            Washington, DC  20005
                                            (202) 514-2244


Date:
      ---------------                       ------------------------------------
                                            ALAN BURROW
                                            Assistant U.S. Attorney
                                            District of Idaho
                                            P.O. Box 32
                                            Boise, ID  83707
                                            (208) 334-1211


PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 38

Date:
      ---------------                       ------------------------------------
                                            CHARLES FINDLEY
                                            Regional Director
                                            U.S. Environmental Protection Agency
                                            Region 10
                                            1200 Sixth Avenue
                                            Seattle, Washington, 98101


Date:
      ---------------                       ------------------------------------
                                            CARA STEINER-RILEY
                                            Assistant Regional Counsel
                                            U.S. Environmental Protection Agency
                                            Region 10
                                            1200 Sixth Avenue
                                            Seattle, Washington, 98101




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DEFENDANTS IN U.S. v. ASARCO - PAGE 39

THE UNDERSIGNED PARTIES enter into this Partial Consent Decree in the matter of United States v. ASARCO Incorporated, et al.


                                            FOR THE COEUR d'ALENE TRIBE



Date:
      ---------------                       ------------------------------------
                                            ERNEST STENSGAR
                                            Tribal Chairman
                                            Coeur d'Alene Tribe
                                            P.O. box 408
                                            Plummer, Idaho 83851


Date:
      ---------------                       ------------------------------------
                                            RAYMOND C. GIVENS
                                            Counsel for Coeur d'Alene Tribe
                                            Givens, Funke and Work
                                            P.O. Box 969
                                            Coeur d'Alene, Idaho 83816


PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 40

THE UNDERSIGNED PARTIES enter into this Partial Consent Decree in the matter of United States v. ASARCO Incorporated, et al.


                                           FOR SUNSHINE MINING AND REFINING CO.,
                                           SUNSHINE PRECIOUS METALS, Inc.,
                                           SUNSHINE ARGENTINA, INC. AND SUNSHINE
                                           EXPLORATION, INC.


Date:
      ---------------                      -------------------------------------
                                           JOHN SIMKO
                                           Chairman
                                           Sunshine Mining and Refining Company
                                           877 W. Main Street, Suite 600
                                           Boise, Idaho 837802



PARTIAL CONSENT DECREE WITH SUNSHINE
DEFENDANTS IN U.S. v. ASARCO - PAGE 41